Exhibit 4.222

Equipment Purchasing Agreement

This Network Equipment Purchasing Agreement (this “Agreement”) is made and entered into January 1, 2008 （the “Effective Date”） between Chengdu Aurora Science and Technology Co., Ltd. (“Aurora”) and Shengqu Information Technology (Shanghai) Co., Ltd. (“Shengqu”).

Each of the above is also referred to hereinafter individually as a “Party” and collectively as the “Parties.”

WHEREAS, Aurora desires to rebuild its office IT and to purchase network equipment from Shengqu.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties hereby agree as follows:

1.  The Equipment and price are listed as follows and the total amount comes to RMB54,384.07.

Asset No.	Type	Equity
C2O0353	Catalyst 3750G-24TS	28,736.00
C2O0355	Catalyst 2950T-24	3,712.01
C2O0376	Catalyst 2950-24	2,848.01
C2O0162	Catalyst 2950-24	2,424.00
C2O0374	Catalyst 2950-24	2,848.01
C2O0383	Catalyst 2950-24	2,848.01
C2O0163	Catalyst 2950-24	2,424.00
C2O0375	Catalyst 2950-24	2,848.01
C2O0378	Catalyst 2950-24	2,848.01
C2O0382	Catalyst 2950-24	2,848.01
Total:		54,384.07

2. Any Dispute relevant to this Agreement shall be dominated by Shanghai Pudong New Area Court.

3. This Agreement shall be executed in two (2) counterparts, all of which shall be considered one and the same agreement and shall become effective when each and all counterparts have been signed by each of the Parties and one counterpart has been delivered to respective Parties.

 [The remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

CHENDDU AURORA SCIENCE AND TECHNOLOGY CO., LTD.
Address: 4th floor, 6 National Information Safety Base, Incubate Park, Gaoxin Area, Chengdu

______________________
Name：________________

SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.
Address：208 Juli Road, Pudong New Area, Shanghai

_____________________
Name：_______________